EXHIBIT 10.9

FOOTHILLS RESOURCES, INC.

NOTICE AND ACKNOWLEDGEMENT

PLEASE BE ADVISED, you have elected to subscribe for, purchase and acquire from Foothills Resources, Inc. (the “Company”) units (“Units”) (consisting of one share of common stock (the “Common Stock”) and a warrant to purchase shares of Common Stock) in the Company’s pending private placement offering (the “Offering”) of $7,000,000 worth of Units with the option for the Company to increase the amount of the Offering up to $8,400,000 worth of Units being conducted in connection with a proposed merger of the Company and Brasada California, Inc.

ALSO BE ADVISED, that as the result of the significant demand by potential investors in the Offering, the Company has determined to increase the minimum size of the Offering to $10,000,000 with a maximum amount of $12,000,000 on the same terms and conditions.

ALSO BE ADVISED, that if you are interested in continuing your participation in the Offering pursuant to the subscription agreement that you have already submitted, YOU MUST execute this notice and return the executed notice via facsimile to the escrow agent at the number provided below no later than 5:00 p.m. eastern time on Thursday, April 6, 2006. In the event that the escrow agent does not receive an executed notice from you by such date and time, your subscription will be deemed cancelled and the purchase price submitted with your subscription agreement, if any, will be returned to you.

EscrowAgent:	McGuireWoods LLP Attn: Louis W. Zehil Facsimile Number: 212-548-2175 Telephone Number: 212-548-2138

ALSO BE ADVISED, that we expect that the Offering will terminate on the receipt of acceptable subscriptions representing $12,000,000 and will close on the same date as the closing of the Merger which is expected to occur on or before April 6, 2006.

ALSO BE ADVISED, that the following table sets forth the Company’s capitalization as of the closing on an actual basis and on an as adjusted basis after giving effect to the sale of $12,000,000 worth of Units (and transactions related thereto).

	As Adjusted
	$7 million offering	$8.4 million offering	$10 million offering	$12 million offering
No. of Units Offered	10,000,000	12,000,000	14,285,714	17,142,857

Ownership Percentage (1)	24.69%	28.23%	31.89%	35.98%

(1)
Calculated based on the number of shares of Common Stock issued and outstanding on a diluted basis, after giving effect to the merger and the Offering (the “Transactions”), the shares of Common Stock expected to be issued as a finder fee by the Company in connection with the Transactions, and assuming the sale of all Units offered, but excluding the shares of Common Stock issuable upon the exercise of the warrants issued to investors in the Offering, and the shares of Common Stock to be reserved for issuance under the stock option plan to be ratified and adopted in connection with the consummation of the Transactions (expected to amount to approximately 2,000,000 shares of Common Stock).

The undersigned subscriber acknowledges receipt of the notice and acknowledgement provided by the Company providing notice of the Company’s intent to increase the offering size as indicated therein and by its execution of such notice hereby elects to continue its participation in the Offering.

INVESTOR (individual)	INVESTOR (entity)

Signature	Name of Entity

Print Name	Signature

Print Name:
Title: